Exhibit 99.1
G&K SERVICES REPORTS FISCAL 2016 THIRD QUARTER RESULTS
Adjusted Earnings Grow 10 Percent to $0.89 Per Diluted Share
Adjusted Operating Margin Improves 70 Basis Points to 12.7 Percent
Return on Invested Capital Increases to 12.4 Percent
Year to Date Cash Flow from Operations Grows 18 Percent to $96 Million

MINNEAPOLIS, MN, April 26, 2016 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the third quarter of its fiscal year 2016, which ended on March 26, 2016. Third quarter revenue grew 2.5 percent to $239.3 million, up from $233.5 million in last year’s third quarter. Earnings per diluted share grew 10 percent to $0.89, compared to adjusted earnings of $0.81 per diluted share in the prior year period. Adjusted earnings in the prior year excluded a $0.20 per share charge related to the company’s withdrawal from multi-employer pension plans. Including this charge, prior year earnings were $0.61 per diluted share.

“Our team delivered another strong quarter with double-digit earnings growth, significant margin and ROIC expansion, and increased cash flow,” said Douglas A. Milroy, Chairman and Chief Executive Officer. “While the operating environment remains challenging, we’re staying focused on our Game Plan, which is driving steady progress toward our long-term goals.”

Income Statement Review
The third quarter organic growth rate, which adjusts for the impact of currency exchange, acquisitions and divestitures, was 3.9 percent. Organic growth was partially offset by the negative impact of a lower exchange rate for the Canadian dollar, which reduced total revenue growth by 1.6 percent. Acquisitions added 0.2 percent to third quarter revenue growth.

Operating margin improved to 12.7 percent, up 70 basis points compared to an adjusted operating margin of 12.0 percent in last year’s third quarter. The higher operating margin was primarily driven by lower energy costs, decreased workers compensation expenses, and operating leverage from revenue growth.

Interest expense in the quarter was $1.7 million, unchanged from the prior year. The effective tax rate was 37.6 percent, compared to 37.4 percent in the third quarter last year. The diluted share count was 19.7 million, as stock repurchases lowered the share count from 20.1 million in the prior year quarter.

Balance Sheet and Cash Flow
The company ended the third quarter with total debt, net of cash, of $218.4 million and a ratio of debt to total capital of 37.9 percent. On a three month annualized basis, return on invested capital (ROIC) was 12.4 percent, up 70 basis points compared to the prior year (see table below for calculation).

Cash provided by operating activities for the nine months ended March 26, 2016 was $95.5 million, up 18 percent compared to $80.9 million in the prior year. The increased operating cash flow was primarily due to lower tax payments, reduced investment in inventory, and higher net income. Capital expenditures for the first nine months of the fiscal year were $36.6 million, compared to $40.0 million in the prior year. Fiscal year to date, G&K has returned $47.5 million of cash to shareholders through dividend payments and share repurchases, a 60 percent increase compared to the prior year.

Outlook
With only one quarter remaining in its fiscal year, the company has narrowed its full year guidance. The company now expects fiscal 2016 revenue in the range of $975 million to $980 million and full year diluted earnings per share between $3.52 and $3.58. This compares to the previously announced guidance of revenue between $975 million to $990 million and earnings of $3.50 to $3.60 per diluted share.

The guidance for fiscal 2016 includes one extra week of operations compared to fiscal 2015 due to the timing of the fiscal calendar. The extra week will occur in the company’s fourth quarter. This extra week of operations is expected to add approximately 2 percent to both full year revenue and earnings. The extra week of operations will not recur in fiscal 2017, when the company will return to a normal 52 week fiscal year.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at investors.gkservices.com. A replay of the call will be available on the company’s website through May 26, 2016.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2015 and any subsequent filings with the U.S. Securities and Exchange Commission.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States and Canada. Headquartered in Minneapolis, Minnesota, G&K Services has 8,000 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

All results reported in the tables below are only from our continuing operations

	Three Months Ended				Three Months Ended
	March 26, 2016				March 28, 2015
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$239,307	$30,360	$17,854	$0.89	$233,514	$21,601	$12,429	$0.61
Add: Impact of pension withdrawal and associated expenses (1)	—	—	—	—	—	6,500	4,069	0.20
As Adjusted	$239,307	$30,360	$17,854	$0.89	$233,514	$28,101	$16,498	$0.81

	Nine Months Ended				Nine Months Ended
	March 26, 2016				March 28, 2015
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$719,538	$89,723	$52,611	$2.61	$701,065	$77,075	$45,750	$2.24
Add: Impact of pension withdrawal and associated expenses (1)	—	—	—	—	—	6,500	4,069	0.21
As Adjusted	$719,538	$89,723	$52,611	$2.61	$701,065	$83,575	$49,819	$2.45

(1) In the third quarter of fiscal 2015, we increased our estimated liability associated with the withdrawal from certain MEPPs by $6,500.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Return on Invested Capital
Return on invested capital (ROIC) is a non-GAAP financial measure and may not be defined and calculated by other companies in the same manner. The company uses ROIC as a measure of the effectiveness of its use of capital.
The company defines ROIC as annualized adjusted income from operations after tax, divided by the sum of total debt less cash, plus stockholders’ equity. The company assumes an average effective income tax rate of 37.5 percent. The company previously assumed an average effective income tax rate of 38.5 percent in its ROIC calculation. Beginning in the first quarter of fiscal year 2016, the assumed tax rate was changed to better reflect the company’s expectations about its tax rate in future periods.
The following table provides a calculation of ROIC on a 3-month annualized basis, for the periods ending March 26, 2016 and March 28, 2015.

(unaudited)	For the Three Months Ended
	March 26,	March 28,
(U.S. Dollars, in thousands)	2016	2015
Numerator:
Income from operations	30,360	21,601
Add: Impact of pension withdrawal and associated expenses	—	6,500
Adjusted income from operations	30,360	28,101
Income taxes at 37.5 percent	11,385	10,538
Adjusted income from operations after tax	18,975	17,563
Annualized adjusted income from operations after tax	75,900	70,252

Denominator:
Current maturities of long-term debt	—	337
Long-term debt	240,448	229,000
Total stockholders' equity	394,056	386,612
Less: cash and cash equivalents	(22,011)	(13,328)
Total capital	612,493	602,621

Return on invested capital	12.4%	11.7%

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(unaudited)
	For the Three Months Ended		For the Nine Months Ended
(U.S. Dollars, in thousands, except per share data)	March 26, 2016	March 28, 2015	March 26, 2016	March 28, 2015

Rental and direct sale revenue	$239,307	$233,514	$719,538	$701,065
Cost of rental and direct sale revenue	157,586	154,573	473,704	463,018
Gross margin	81,721	78,941	245,834	238,047
Pension withdrawal and associated expenses	—	6,500	—	6,500
Selling and administrative	51,361	50,840	156,111	154,472
Income from Operations	30,360	21,601	89,723	77,075
Interest expense	1,749	1,745	5,032	5,463
Income before Income Taxes	28,611	19,856	84,691	71,612
Provision for income taxes	10,757	7,427	32,080	25,862
Net Income	$17,854	$12,429	$52,611	$45,750

Basic Earnings per Common Share	$0.90	$0.62	$2.64	$2.29
Diluted Earnings per Common Share	$0.89	$0.61	$2.61	$2.24

Earnings available to common stockholders:
Net income	$17,854	$12,429	$52,611	$45,750
Less: Income allocable to participating securities	(270)	(235)	(768)	(771)
Net income available to common stockholders	$17,584	$12,194	$51,843	$44,979

Weighted average number of shares outstanding, basic	19,529	19,679	19,640	19,653
Weighted average number of shares outstanding, diluted	19,728	20,074	19,867	20,037

Dividends Declared per Share	$0.37	$0.31	$1.11	$0.93

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
	March 26, 2016	June 27, 2015
(U.S. Dollars, in thousands)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$22,011	$16,235
Accounts receivable, net	99,763	100,402
Inventory	41,012	36,258
Merchandise in service, net	130,611	133,942
Other current assets	15,859	30,383
Total current assets	309,256	317,220

Property, plant and equipment, net	229,072	222,056
Goodwill	323,018	325,183
Other noncurrent assets	57,108	64,406
Total assets	$918,454	$928,865

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$47,580	$51,616
Accrued expenses and other current liabilities	67,205	71,739
Deferred income taxes	31,648	31,097
Current maturities of long-term debt	—	169
Total current liabilities	146,433	154,621

Long-term debt, net of current maturities	240,448	243,600
Deferred income taxes	36,911	28,851
Other noncurrent liabilities	100,606	107,443
Stockholders' Equity	394,056	394,350
Total liabilities and stockholders' equity	$918,454	$928,865

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(unaudited)
	For the Nine Months Ended
	March 26,	March 28,
(U.S. Dollars, in thousands)	2016	2015
Operating Activities:
Net income	$52,611	$45,750
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	26,435	23,873
Pension withdrawal and associated expenses	—	6,500
Deferred income taxes	12,020	3,624
Share-based compensation	5,236	5,320
Changes in operating items, exclusive of acquisitions and divestitures-
Accounts receivable	(540)	268
Inventory and merchandise in service	(1,772)	(9,518)
Accounts payable	(1,689)	6,224
Other current assets and liabilities	15,476	5,969
Multi-employer pension plan settlement payment	(5,425)	—
Other	(6,813)	(7,144)
Net cash provided by operating activities	95,539	80,866
Investing Activities:
Capital expenditures	(36,603)	(40,022)
Acquisition of business	(2,206)	—
Net cash used for investing activities	(38,809)	(40,022)
Financing Activities:
Repayments of long-term debt	(75,168)	(675)
Proceeds from (repayments of) revolving credit facilities, net	71,848	(36,962)
Cash dividends paid	(22,118)	(18,542)
Proceeds from issuance of common stock under stock option plans	1,324	4,107
Repurchase of common stock	(25,388)	(11,158)
Shares withheld for taxes under equity compensation plans	(3,002)	(1,600)
Excess tax benefit of shared-based compensation	2,040	3,676
Net cash used for financing activities	(50,464)	(61,154)
Effect of Exchange Rates on Cash	(490)	(3,480)
Increase (Decrease) in Cash and Cash Equivalents	5,776	(23,790)

Cash and Cash Equivalents:
Beginning of period	16,235	37,118
End of period	$22,011	$13,328

Supplemental Cash Flow Information:
Cash paid for-	$(3,969)	$(4,123)
Interest	$(3,191)	$(13,187)
Income taxes
Supplemental Non-cash Investing Information:
Capital expenditures included in accounts payable	$1,647	$2,862
Contacts:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com